AGREEMENT OF EMPLOYMENT

         THIS AGREEMENT, effective as of October 1, 1995, is entered into by and between ASPEN CONSULTING COMPANIES, INC., a Colorado corporation ("Employer"), a wholly owned subsidiary of ECO SOIL SYSTEMS, INC., a Nebraska corporation ("ECO") and MIKE R. SCOTT (the "Employee"), with respect to the following facts:

                                    RECITALS

         A. Employer is a California corporation engaged in the general business of turf and crop maintenance products, sales and service.

         B. Employee is the originator of the Employer and is currently being employed to act as the Chief Executive Officer and Chief Operating Officer for the Employer.

         C. Employer desires assurance of the continued association and services of Employee in order to retain his experience, skills, abilities, background and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

         D. Employee desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

                                    COVENANTS

         1. Employment

         The Employer hereby employs Employee and Employee accepts employment with Employer pursuant to the terms and provisions of this Agreement.

         2. Effective Date

         The effective date of this Employment Agreement shall be as of the date first written above.

         3. Term

         Said employment shall continue until September 30, 1999, and from year to year thereafter, unless terminated earlier under the provisions of Paragraph 18.

         a. Any change in the term of this Agreement shall be reflected by a written endorsement attached to this Agreement and signed by Employee and a duly authorized officer of Employer.

         4. Title

         Employee's title during the term of employment shall be "Chief Executive Officer" and "Chief Operating Officer".

         5. Duties of Employee

         The duties of the Employee during the term of this Agreement are to perform those duties ordinarily and necessarily performed by a Chief Executive Officer and Chief Operating Officer as well as those duties deemed necessary and appropriate by the Board of Directors of Employer or ECO. In addition, Employee shall serve as a member of ECO's executive management committee.

         6. Matters Requiring Consent of Board of Directors

         The Employee shall not, without specific approval of the Board of Directors of Employer, or its President, do or contract to do any of the following:

         a. Borrow on behalf of Employer sums exceeding $2,500.

         b. Purchase capital equipment or make expenditures for amounts in excess of the amounts budgeted by the Board of Directors.

         c. Do any act, except in the exercise of his best judgment, which would or could subject Employer to liability.

         7. Devotion to Employer's Business

         Employee shall devote all of his time toward the satisfactory performance of his duties for Employer.

         8. Competitive Activities

         During the term of this Agreement and for a period of one (1) year after its termination the Employee shall not, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Stockholder, Corporate officer, Director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner with the business of the Employer or ECO. Such agreement not to compete shall include such activities in any country, state or county, in which Employer or ECO conducts business.

         9. Trade Secrets

         The parties acknowledge and agree that during the term of this Agreement Employee shall have access to and become acquainted with information concerning operations and products of Employer and ECO and that such information constitutes Employer's trade secrets. The Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way during the term of this Agreement or at any time thereafter.

         10. Base Compensation

         The compensation to be paid to Employee during the term shall be as follows:

         a. For the employment years beginning October 1, 1995, and ending September 30, 1999, Employee shall receive compensation of Ninety-Six Thousand Dollars ($96,000), unless increased by the Employer at its sole discretion, commencing with the first payment on October 15 of each such year and ending with the last payment on September 15 of each year. Employee shall receive equal monthly installments of Eight Thousand Dollars ($8,000). The monthly installments shall be payable one-half (1/2) on the first day of each month and one-half (1/2) on the fifteenth day of each month.

         b. Any change in the base compensation shall be reflected by a written endorsement attached to this Agreement and signed by Employee and a duly authorized officer of Employer.

         11. Incentive Compensation

         Employee shall be entitled to incentive compensation as follows:

         a. Stock Incentive Program. Employee shall be entitled to participate in Eco's stock incentive program and may do so in accordance with the terms and conditions spelled out in that certain Non-qualified Stock Option Plan effective October 1, 1995, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

         b. Performance Bonus 1995. In an effort to encourage the peak performance of Employee, to the extent that the pre-tax net profit of Employer, determined in accordance with Generally Accepted Accounting Principals (excluding performance bonuses), which can be passed up to Eco on its consolidated tax return for the period beginning on November 1, 1994 and ending on December 31, 1995, is in excess of Eighty Thousand Dollars ($80,000), Employer shall pay Employee a one time bonus of Fifty Thousand Dollars ($50,000). Such bonus shall be made in twelve equal monthly installments of Four Thousand One Hundred Sixty-Six and 67/100 Dollars ($4,166.67) payable fifteen days after Aspen has delivered its year end 1995 financial statements to Eco.

         c. Performance Bonus 1996. In an effort to encourage the peak performance of Employee, to the extent that the pre-tax net profit of Employer, determined in accordance with Generally Accepted Accounting Principals (excluding performance bonuses), which can be passed up to Eco on its consolidated tax return for its year ending December 31, 1996, is in excess of One Hundred Ten Thousand Dollars ($110,000), Employer shall pay to Employee a one time bonus of One Hundred Fifty Thousand Dollars ($150,000). Such bonus shall be made in one lump sum payment fifteen days after Aspen has delivered its year end 1996 financial statements to Eco.

         12. Business Expenses

         The Employer shall promptly reimburse Employee for all reasonable business expenses within its stated annual budget and for all other preapproved business expenses incurred by the Employee on behalf of the Employer.

         13. Facilities

         The Employer shall provide the Employee with an office consistent with that which Employee had prior to the merger of Employer with ECO, appropriate office equipment, supplies, stenographic and other employee services, and all other facilities and services suitable to Employee's position and necessary and customary for the performance of his duties.

         14. Medical Insurance

         Employer agrees to provide Employee with suitable medical insurance commensurate with what Employee maintained for himself just prior to entering into this Agreement.

         15. Life Insurance

         To the extent Employee can reasonably pass the required physical without creating an unreasonable premium, Employer shall provide Employee with term life insurance with a face amount of One Million Dollars ($1,000,000) designating the spouse of Employee as the beneficiary.

         16. Vacations

         The Employee shall be entitled to three (3) weeks vacation time for his first two (2) years of employment without loss of compensation. For years beginning October 1, 1997 and October 1, 1998, Employee shall be entitled to four (4) weeks vacation without loss of compensation. The Employee may be absent from his employment for vacation at such time or times as the Board of Directors shall approve. If the Employee is unable, for any reason, to take the total amount of vacation time authorized during any year, he may accrue that time or may, in his discretion, receive cash payment in an amount equal to the amount of annual salary attributable to that period of time.

         17.      Car Allowance

         Employer shall provide Employee with a car allowance of Four Hundred Sixty Dollars ($460) per month, the agreed upon value of obtaining the use of a suitable automobile. The Employee shall procure his own automobile and the Employer shall be responsible for obtaining adequate insurance coverage for the automobile and for its maintenance.

         18. Termination

         This Agreement may be terminated in the following manner:

         a. For Cause

         The Employer may terminate this Agreement upon thirty (30) days written notice if Employee willfully breaches or habitually neglects the duties he is required to perform or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

         b. Without Cause

         This Agreement may be terminated without cause upon thirty (30) days written notice to the Employee. If Employee is terminated without cause, he shall be entitled to severance pay equal to six (6) months of pay.

         c. By Employee

         The Employee may terminate this Agreement upon giving sixty (60) days written notice to the Board of Directors.

         d. Death or Disability

         In the event of Employee's death or on the continuing incapacitating disability of the Employee for a period in excess of one (1) year during the term of this Agreement, it shall terminate immediately.

         19. Notices

         All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         To Employer:               ASPEN CONSULTING COMPANIES, INC.
                                    c/o William B. Adams
                                    10890 Thornmint Road
                                    San Diego, CA 92127

         To Employee:               Mike R. Scott
                                    16935 W. Bernardo Drive, Suite 190
                                    San Diego, CA 92127

         20. Arbitration

         Any controversy between the Employer and Employee regarding the construction or application of any of the terms, provisions, or conditions of this Agreement shall, upon the written request of either party served on the other, be submitted to arbitration in accordance with the provisions of the California Arbitration Act.

         21. Entire Agreement

         This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to provisions of this Agreement and contains all of the covenants and agreements between the parties whatsoever. Each party to this Agreement acknowledges that they have read and understood this Agreement and that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party or anyone acting on behalf of either party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

         22. Modifications

         Any modification of this Agreement will be effective only if it is in writing and signed by all of the parties.

         23. Severability

         Should any provision in this Agreement be declared invalid, void or unenforceable, then such portion shall be deemed to be severable from this instrument and shall not affect the remainder thereof.

         24. Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         25. Binding Upon Successors

         This instrument shall be binding upon and inure to the benefit of the personal and legal representatives, successors and assigns, except as restricted in Paragraph 26 below, of the parties hereto and also upon the heirs, executors and administrators of the individual persons executing this instrument.

         26. Non-Assignability Clause

         It is agreed that neither Employee nor any other designee or successor, other than the estate of Employee, shall have any right to commute, sell, assign, transfer, encumber or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, and any attempt to do such shall be null and void.

         27. Cumulative Rights

         The various rights, options, elections, powers and remedies of a party or parties to this instrument shall be construed as cumulative and no one of them exclusive of any others or of any other legal or equitable remedy which said party or parties might otherwise have in the event of breach or default in the terms hereof, and the exercise of one right or remedy by a party or parties shall not in any way impair his rights to any other right or remedy until all obligations imposed on a party or parties have been performed.

         28. Time

         Time is of the essence of this Agreement.

         29. No Waiver of Default

         No waiver of default by any party or parties hereto shall be implied from any omission by a party or parties to take any action on account of such default if such default persists or is repeated and no express waiver shall affect any default other than the default specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this instrument by a party or parties shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any party or parties shall be deemed to waive or render unnecessary the consent to or approval of said party or parties of any subsequent or similar acts by a party or parties.

         30. Attorney's Fees

         If any action at law or equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements, in addition to any other relief to which he or it may be entitled.


         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the dates below.

                                    EMPLOYER:

                                    ASPEN CONSULTING COMPANIES, INC.
                                    a Colorado corporation


                                        /s/ William B. Adams
                                    -------------------------------
Date: September 30, 1995            By: William B. Adams, President


                                    EMPLOYEE:


Date: September 30, 1995            /s/ Mike R. Scott
                                    Mike R. Scott




                                   EXHIBIT "A"

                             ECO SOIL SYSTEMS, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT effective as of October 1, 1995, is entered into by and between ECO SOIL SYSTEMS, INC. (the "Company"), a Nebraska corporation and MIKE
R. SCOTT (the "Employee").

         WHEREAS, Employee, the Company, and Aspen CONSULTING COMPANIES, INC. ("Aspen") are parties to that certain Agreement of Employment dated of even date herewith (the "Employment Agreement") pursuant to which the Company is granting this Option to Employee; and

         WHEREAS, consistent with the Employment Agreement, the Company wishes to provide incentive for the Employee to perform services for Aspen and the Company and to maximize his performance on their behalf by providing a means by which he can benefit from the increases in the value of the Company.

         NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises and covenants herein contained, the Company and the Employee agree as follows:

         1. Grant. The Company hereby grants to the Employee an option (the "Option") to purchase shares of the Company's common stock upon the terms and conditions set forth below. The number of shares and the Employee's eligibility to exercise such options are as follows:

                  1.1 A total of Fifty Thousand (50,000) shares in increments of Twelve Thousand Five Hundred (12,500) shares for each year of Employee's employment for a period of four (4) years. Employee shall be entitled to purchase such incremental shares on December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999, so long as Employee continues to be employed by Aspen on such dates.

                  1.2 A total of One Hundred Fifty Thousand (150,000) additional shares shall be made available to Employee in the following incremental amounts, so long as Employee continues to be employed by Aspen at the times stated below, and achieves the stated income objectives for Aspen for each period. Such options shall be exercisable on the first day of the month following the month in which the Company has had an opportunity to audit the financial statements of Aspen for each stated period.

                  1.2.1 Ten Thousand (10,000) shares if the December 31, 1996 pre-tax net income of Aspen which can be passed up to the Company on its consolidated tax return is greater than One Hundred Ten Thousand Dollars ($110,000).

                  1.2.2 Twenty Thousand (20,000) shares if the December 31, 1997 pre-tax net income of Aspen which can be passed up to the Company on its consolidated tax return is greater than One Hundred Sixty Thousand Dollars ($160,000).

                  1.2.3 Forty Thousand (40,000) shares if the December 31, 1998 pre-tax net income of Aspen which can be passed up to the Company on its consolidated tax return is greater than Two Hundred Seventy-Five Thousand Dollars ($275,000).

                  1.2.4 Eighty Thousand (80,000) shares if the December 31, 1999 pre-tax net income of Aspen which can be passed up to the Company on its consolidated tax return is greater than Five Hundred Thousand Dollars ($500,000).

         2. Definitions. As used herein, the following terms shall have the meanings set forth below, and where said meaning is intended, said terms shall be capitalized:

                  2.1 "Options" mean the Options which are granted to Employee hereunder.

                  2.2 "Stock" means the common stock of the Company.

                  2.3 "Subject Stock" means shares of stock acquired by the Employee through the exercise of the Options.

         3. Purchase Price. The purchase price of the stock shall be Three Dollars ($3.00) per share.

         4. Nonqualified Options. The Options shall be Nonqualified Options and are not intended to be treated as an incentive stock option under the Internal Revenue Code of 1986.

         5. Term; Exercise. The Options will expire December 31, 2001.

         6. Transferability. The Options are not transferable except by will or the laws of descent and distribution and my be exercised during the lifetime of the Employee only by him.

         7. Death. If the Employee dies, the Options - provided that they have become exercisable pursuant to the other provisions of this Agreement - may be exercised by his legal representative or by a person who acquired the right to exercise such Options by request or inheritance or by reason of the death of the Employee.

         8. Acquisition.

                  8.1 Acquisition. For purposes of this Section 8, an "Acquisition" shall mean any transaction in which a majority of the Company's assets are acquired, or in which shares of the Company's stock representing more than a fifty percent (50%) equity interest or a fifty percent (50%) voting interest in the Company are acquired. An Acquisition shall include any transaction in which the foregoing results are effectuated, whether through a purchase, merger, consolidation, liquidation and transfer of assets, or comparable transaction.

                  8.2 Right to Exercise in the Event of an Acquisition. In the event that an Acquisition occurs with respect to the Company, the Options shall become immediately and fully exercisable by Employee.

         9. Adjustment to Prevent Dilution. In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, or any combination, recapitalization, or reclassification, the number of unexercised Options hereunder shall be appropriately adjusted by the Company, whose reasonable determination shall be conclusive, provided, however, that the Company may round fractional shares to the nearest whole share.

         10. Investment Representation; Legend. The Employee represents and agrees that all shares of common stock purchased by him under this Agreement will be purchased for investment purposes only and not with a view to distribution or resale within the meaning of applicable securities laws. The Company may required that an appropriate legend be inscribed on the face of any certificate issued under this Agreement, indicating that transfer of the shares is restricted, and may place an appropriate stop transfer order with the Company's transfer agent with respect to such shares. It is understood, that pursuant to the Consulting Agreement, the Employee holds registration rights which, in certain circumstances, may result in the restrictions of this section not being applicable.

         11. Method of Exercise. Provided that this Option has become exercisable as provided in Sections 1, 5 or 8 hereof, the Options may be exercised, at any time, in whole or in part, by written notice to the Company. The notice shall be in the form attached to this Agreement and will be accompanied by payment (in such form as the Company may specify) of the full purchase price of the shares to be issued. The Company will issue and deliver certificates representing the number of shares purchased under the Options, registered in the name of the Employee (r other purchaser under paragraph 7 hereof) as soon as practicable after receipt of the notice. The Company shall pay any issue or transfer taxes payable in connection with the issue of such Stock, or the transfer of any Stock by Employee in payment of the exercise price.

         Employee shall pay the exercise price for any shares of Stock purchased pursuant to the exercise of an Option by delivering to the Company (a) cash in the amount of the exercise price, (b) certificates, a valid assignment and nay other necessary documents of transfer assigning to the Company Employee's rights in shares of Stock of the Company having a Fair Market Value equal to the exercise price, or (c) a combination of (a) and (b).

         12. Miscellaneous.

                  12.1 Shareholder Privileges. The Employee shall not possess any right or privilege as a holder of Stock until such time as a certificate for Stock has been issued to him.

                  12.2 Governing Law. This Agreement shall be construed under and governing by the laws of the State of California.

                  12.3 Amendments. This Agreement shall not be amended except by a writing duly executed by the parties hereto.

                                            COMPANY:

                                            ECO SOIL SYSTEMS, INC. a Nebraska
                                            corporation


Dated:_September 30, 1995__                 By:   /s/ Jeffrey A. Johnson
                                                  President


                                            EMPLOYEE:


Dated:_September 30, 1995__
                                            Mike R. Scott